Exhibit 99.1

For Immediate Release
July 27, 2006
Listed: TSX, NYSE	Symbol: POT
PotashCorp Reports Record Quarterly Earnings
Saskatoon, Saskatchewan — Potash Corporation of Saskatchewan Inc. (PotashCorp) today announced record quarterly earnings of $175.1 million, or $1.65 per diluted share, as a result of continued strong nitrogen and phosphate performance, significant contributions from offshore investments and favorable changes to Canadian federal and provincial income tax rates. This exceeded the previous record of $164.2 million ($1.46 per share) set in the second quarter of 2005 and raised earnings for the first six months of 2006 to a record $300.6 million ($2.84 per share), compared to $295.5 million ($2.61 per share) in the same period last year. Second-quarter gross margin was $253.4 million, compared to $344.8 million in last year’s second quarter, with the decline driven entirely by a shortfall in potash sales volume. Despite this, cash flow prior to working capital changes1 for the quarter remained strong, declining only 5 percent from the second quarter of 2005, to $257.0 million.
The strengthening of the Canadian dollar in the second quarter of 2006 negatively affected earnings, increasing our primarily non-cash foreign-exchange loss by $0.14 per share and raising potash production costs by the equivalent of $0.05 per share compared to the second quarter of 2005. Results were also impacted by a non-cash charge for stock-option expense ($0.15 per share) and cash costs related to potash mine shutdowns ($0.05 per share). Investments in Arab Potash Company Ltd. (APC) in Jordan, Sociedad Quimica y Minera de Chile (SQM) in Chile and Sinochem Hong Kong Holdings Limited (Sinofert) in China contributed $19.0 million during the three-month period, up 42 percent over the second quarter of 2005. The total market value of our investments in these publicly traded companies, along with our stake in Israel Chemicals Ltd. (ICL) in Israel, now equates to almost $19 per PotashCorp share.
“This quarter demonstrated the importance of our nitrogen and phosphate operations, as well as the effectiveness of our potash strategy as prices remained strong and we achieved record net income even without potash shipments to China,” said PotashCorp President and Chief Executive Officer Bill Doyle. “We matched our potash production to meet demand during a period of short-term disruption, even as we prepared our operations to meet the increasing longer-term needs of global potash customers. We know these customers must replenish their supplies of this essential nutrient and we will be ready.”
Market Conditions
Potash shipments continued to be constrained through the second quarter as pricing in China and India was unresolved. These negotiations had a far-reaching impact, as several markets in Southeast Asia and Latin America (including Brazil) pulled product from internal inventories, delaying purchases while they monitored potash pricing. Sales in the North American market were also weakened through the spring season by low crop commodity prices and fewer corn acres planted. As a result, it is estimated that North American consumption was off 10-15 percent for the 2005/2006 fertilizer year ending June 30. Compounding this was the effort of fertilizer dealers to finish the season without inventories, which further reduced potash shipments.

POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3 PHONE (306) 933-8520 FAX (306) 933-8844

In nitrogen and phosphate, the desire by dealers to end the fertilizer year with empty bins also had an impact on North American volumes, as direct-application demand for ammonia, urea and DAP/MAP was below average. The North American price for natural gas, a key input, continued its expected seasonal decline throughout the quarter. As well, natural gas in storage in the US is at a historical high. Tight supply/demand fundamentals in Eastern and Western Europe — driven by continuing high gas prices and producer curtailments in those markets — set a floor for nitrogen prices in North America.
Potash
Second-quarter 2006 potash gross margin of $132.8 million was $90.5 million lower than in the same period last year. This reduction was tempered by a $29.7-million decrease in provincial mining taxes. The major factors contributing to the potash gross margin decline were lower sales volumes ($75.1 million) and higher cost of goods sold ($15.2 million). Gross margin for the first six months was $223.6 million compared to $399.5 million in the first half of 2005.
Offshore sales volumes were down 33 percent quarter over quarter as many customers delayed purchasing ahead of a 2006 price settlement in China. Canpotex, the offshore marketing company for Saskatchewan potash producers, shipped 0.24 million tonnes to its major markets (China, India and Brazil) in the second quarter of the year, compared to 1.3 million tonnes in the same period in 2005. At the same time, the slowdown in North America led to a 24-percent reduction in sales volumes quarter over quarter.
Despite lower volumes, North American realized prices were up 9 percent from last year’s second quarter and flat with the trailing quarter. Realized prices from offshore customers were down roughly 7 percent quarter over quarter, due primarily to reduced volumes raising Canpotex’s fixed inland distribution costs by roughly $10 per tonne.
Following our strategy of producing to meet market demand increased our costs in the second quarter. We took 16.7 mine shutdown weeks compared to nine weeks in the second quarter of 2005. As a result, we produced 1.9 million tonnes, 20 percent less than the 2.4 million tonnes in the same period last year. Potash inventories at the end of June were 1.35 million tonnes, up from 1.14 million tonnes at the end of 2005.
Nitrogen
Quarterly nitrogen gross margin of $91.7 million was the second highest in our history, trailing only the $99.4 million in last year’s second quarter. The $7.7-million decline from the same period last year was due to lower sales volumes and higher cost of goods sold, which negatively impacted segment gross margin by $11.4 million and $16.8 million, respectively, although this was partially offset by sales price gains totaling $20.5 million. First-half 2006 nitrogen gross margin was $171.1 million, 4 percent higher than in the record first half of 2005. Our operations in Trinidad, where we have long-term, lower-cost natural gas contracts, delivered $44.6 million, or 49 percent, of nitrogen gross margin for the quarter. Our US operations contributed $27.9 million in gross margin and we gained $19.2 million from our natural gas hedges.
Total realized nitrogen prices were up 4 percent from last year’s second quarter, with ammonia up 6 percent but urea down 5 percent from the high levels of one year ago. Compared to the first quarter, ammonia and urea prices dropped 9 percent and 8 percent, respectively, as related natural gas prices fell. Our average gas cost, including our Trinidad contracts and the benefits of our US hedge, was $3.86 per MMBtu, 4 percent lower than in the second quarter of 2005 and down 11 percent from the trailing quarter.

Total nitrogen sales volumes were down 10 percent quarter over quarter due to the continued softness in the North American fertilizer market. Industrial volumes remained strong and were down only 1 percent from the second quarter of 2005 and up 10 percent from the first quarter of this year. In total, 66 percent of our nitrogen volumes went to this stable industrial customer base.
Costs were higher during the second quarter versus the same period last year as we took down production at our Trinidad 01 and 02 plants to finish the last of our debottlenecks at that facility. This completes the addition of 300,000 tonnes of low-cost incremental ammonia capacity with a payback period of approximately two years. Our Lima, OH nitrogen facility encountered mechanical difficulties, limiting its production through most of June.
Phosphate
Phosphate had its best second quarter since 1999, generating $28.9 million in gross margin compared to $22.1 million in the same quarter last year. The $6.8-million increase was due to higher prices, which added $27.0 million to gross margin. This gain was partially offset by $8.8 million in reduced sales volumes and $11.4 million from higher cost of goods sold. Gross margin for the first half of 2006 of $62.2 million was 59 percent higher than the $39.1 million generated in the first half of 2005. The feed and industrial segments once again proved their value as stable, higher-margin phosphate businesses.
Feed phosphate was the largest contributor in this segment during the quarter, generating gross margin of $14.9 million as prices jumped 22 percent quarter over quarter and more than offset an 11-percent decrease in volumes caused by increased competition. Industrial products continued on a steady course, generating $13.9 million in gross margin, almost entirely from purified phosphoric acid. Industrial volumes were down 11 percent from the same period last year due to higher imports, while prices were up 11 percent. Our new purified acid plant at Aurora, NC was completed and brought online during the quarter.
Challenged by the same customer buying patterns that affected other nutrients and by the continued slow- down in Brazil, solid phosphate fertilizer volumes were off 18 percent from last year’s second quarter. Prices were up 11 percent quarter over quarter, but higher sulfur and ammonia costs — up 15 percent and 12 percent, respectively, from the second quarter of 2005 — squeezed margins. Liquid phosphate volumes were up 8 percent from the second quarter of last year, with realized prices down slightly due to a shift in market mix. Supply/demand fundamentals for this product remained strong, as PhosChem recently signed a new sales contract with India, at higher prices.
Turnarounds at three production plants in June reduced volumes and increased unit costs, negatively impacting margins.
Financial
During the second quarter, we reduced our 2006 consolidated effective income tax rate from 33 percent to 30 percent, which decreased our income tax expense by $10.3 million on a year-to-date basis. The change for this year was due primarily to two factors. First, the Province of Saskatchewan enacted changes to the corporate income tax, reducing the rate from 17 percent to 12 percent over the next three years. Second, we revised our estimated allocation of annual income before taxes by jurisdiction as a result of a decrease in expected potash operating income in Canada. In addition, the Government of Canada enacted reductions to both the federal corporate income tax rate and corporate surtax in the second quarter. This, along with the above-mentioned provincial changes, permanently reduced our future income tax liability by $44.8 million ($0.42 per share). Our revised 30 percent effective consolidated income tax rate should be sustainable into 2007 and 2008 as the federal and provincial income tax rate reductions are phased in.

Further, we received a $3.5 million income tax refund during the quarter ($15.8 million for the first six months) related to a Canadian appeals court decision in the case of a uranium producer. This affirmed the deductibility of the Saskatchewan capital tax resource surcharge. The effect of all of these items resulted in a consolidated effective income tax rate of approximately negative 1 percent in the second quarter and approximately 12 percent for the first six months of 2006.
The Canadian dollar, which gained strength against the US dollar during the second quarter, opened at $1.1671 but ended the quarter at $1.1150. Our Canadian-dollar potash cost of goods sold was negatively impacted by approximately $8 million, pre-tax, due to the strengthening of our average exchange rate quarter over quarter.
PotashCorp recognized a $21.1-million non-cash pre-tax expense associated with performance stock options granted to employees in the second quarter, compared to $22.0 million recognized in the second quarter of 2005. Of the 2006 total, $17.1 million was recorded in selling and administrative expenses. In accordance with accounting standards, compensation expense was recognized on the grant date for stock options granted to currently active employees who were eligible to retire at that date.
An additional $131.1 million was invested during the quarter for capital expenditures on property, plant and equipment. The majority of this was used to bring back idled potash capacity and to complete our Trinidad 01 and 02 plant debottlenecks and our purified acid plant expansion at Aurora.
Outlook
Negotiations for 2006 potash shipments from Canpotex to Sinofert are nearing conclusion. While a $25-per-tonne price increase has been agreed to, logistical matters, which we expect to be resolved shortly, remain outstanding. This price settlement is expected to restart potash momentum as global customers begin to catch up following several months of drawing from inventories. While producers’ inventories increased during this period, reports indicate that approximately 5 million tonnes of potash were not produced globally on a year-to-date basis.
In Brazil, the real remains strong against the US dollar, farmers and distributors continue to face credit problems and new government support programs have been slow to roll out. However, at the same time, potash spot prices have increased $10-$15 per tonne since 2006 Chinese potash pricing was concluded, and the first half of this year saw record agricultural exports from Brazil. We expect 2006 potash shipments to Brazil to be flat in comparison to 2005 levels.
The growing need for crop commodities as an energy source is expected to increase the demand for potash. This was evident in the second quarter when Malaysia — Canpotex’s largest customer in the first half of 2006 — doubled its potash purchases as palm oil prices strengthened with the announcement of plans for 32 new biodiesel plants in the next two years. With oil prices at record levels, the demand for ethanol and other biofuels is expected to grow. These products are made from crops that are intensive potash users. This demand competes for crops that are also necessary for human and animal consumption, adding to the need for increased production. Global crop fundamentals continue to strengthen as farmers capitalize on this situation. That should require more potash, which must be pulled from existing capacity.
In North America, consumption of all three nutrients is expected to return to average levels or better, which would mean an increase of 10-15 percent in 2007. We expect the greatest impact to be in potash, the cornerstone of our business. In addition to the resumption of shipments to China, India is expected to return to the market. Its 2005 purchases from Canpotex were 53 percent higher than those in the previous year, but it has remained on the sidelines throughout the Chinese negotiation and drawn down its inventories. We believe India now has very little potash inventory and, with resolution of China’s pricing and a limited window for planting this year, should sign its own price and volume contract very soon.

Nitrogen and phosphate volumes are expected to rebound after unsustainable inventory reductions during the past fertilizer year. In nitrogen, natural gas prices are in their seasonal decline, levels of gas in storage are high, and gas is now trading on futures markets between $7 and $11 per MMBtu over the next 12 months. Global ammonia transportation costs to the US Gulf remain high, making the proximity of our Trinidad operation a competitive advantage. We expect these factors to contribute heavily to the continued strong financial performance of our newly expanded Trinidad asset. Our North American 10-year gas hedge position is currently valued at more than $200 million.
The phosphate segment is expected to continue improving through 2006, driven by healthy contributions from liquids, feed and industrial products, as well as anticipation of a strong fall season for phosphate fertilizers. Solid phosphate fertilizer supply/demand fundamentals should remain reasonably balanced.
Our capital expenditures for 2006 are expected to be $535 million, of which $165 million will relate to sustaining capital. We continue to invest our opportunity capital to bring back idled potash capacity, add granulation capacity at Allan and Lanigan and wrap up the Trinidad debottlenecks and expansion at Aurora. In addition, PotashCorp expects to receive approximately $20 million in further income tax refunds in the third quarter, depending on the results of the ongoing Canadian taxation authority review of taxation years prior to 2002.
Based on a $1.12 Canadian dollar, we expect third-quarter net income per share to be in the range of $1.25 - $1.50 per diluted share and net income for the full year should be in the range of $5.25 - $6.25 per diluted share. In the current trading range of the Canadian dollar relative to the US dollar, each one-cent change in the Canadian dollar will typically have an impact of approximately $3 million on the foreign-exchange line, or $0.02 per share on an after-tax basis, although this is primarily a non-cash item.
Conclusion
“The second quarter of 2006 is our springboard for 2007,” said Doyle. “With low customer potash inventories around the world, we’re looking forward to ramping up our capacity not only to meet expected increases in global consumption, but also to restock the depleted pipeline.”
Notes:
1. See reconciliation and description of non-GAAP measures in the attached section titled “Selected Non-GAAP Measures and Reconciliations.”
Potash Corporation of Saskatchewan Inc. is the world’s largest fertilizer enterprise producing the three primary plant nutrients and a leading supplier to three distinct market categories: agriculture, with the largest capacity in the world in potash, third largest in phosphate and fourth largest in nitrogen; animal nutrition, with the world’s largest capacity in phosphate feed ingredients; and industrial chemicals, as the largest global producer of industrial nitrogen products and one of only three North American suppliers of industrial phosphates.
This release contains forward-looking statements. These statements are based on certain factors and assumptions as set forth in this release, including foreign exchange rates, expected growth, results of operations, performance and business prospects and opportunities. While the company considers these factors and assumptions to be reasonable, based on information currently available, they may prove to be incorrect. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to: fluctuations in supply and demand in fertilizer, sulfur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; risks associated with natural gas and other hedging activities; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes. Additional risks and uncertainties can be found in our 2005 annual report to shareholders and in filings with the U.S. Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. In the case of guidance, should subsequent events show that the forward-looking statements released herein may be materially off-target, the company will evaluate whether to issue and, if appropriate following such review, issue a news release updating guidance or explaining reasons for the difference.
For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
Phone:         (306) 933-8521
Fax:             (306) 933-8844
E-mail:        corporate.relations@potashcorp.com
Web Site:    www.potashcorp.com

PotashCorp will host a conference call on Thursday, July 27, 2006, at 1:00 p.m. Eastern Time. To join the call, dial (416) 644-3426 at least 10 minutes prior to the start time. Alternatively, visit www.potashcorp.com  for a live webcast of the conference call in a listen-only mode. This news release is also available at this same website.

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Financial Position
(in millions of US dollars except share amounts)
(unaudited)

	June 30,	December 31,
	2006	2005

Assets
Current assets
Cash and cash equivalents	$129.7	$93.9
Accounts receivable	401.8	453.3
Inventories	517.7	522.5
Prepaid expenses and other current assets	74.8	41.1

	1,124.0	1,110.8

Property, plant and equipment	3,397.7	3,262.8
Other assets (Note 2)	976.6	852.8
Intangible assets	32.1	34.5
Goodwill	97.0	97.0

	$5,627.4	$5,357.9

Liabilities
Current liabilities
Short-term debt	$556.5	$252.2
Accounts payable and accrued charges	489.9	842.7
Current portion of long-term debt	401.0	1.2

	1,447.4	1,096.1

Long-term debt	857.1	1,257.6
Future income tax liability	555.7	543.3
Accrued pension and other post-retirement benefits	215.6	213.9
Accrued environmental costs and asset retirement obligations	101.6	97.3
Other non-current liabilities and deferred credits	13.4	17.2

	3,190.8	3,225.4

Shareholders’ Equity
Share capital	1,390.9	1,379.3
Unlimited authorization of common shares without par value; issued and outstanding 103,873,947 and 103,593,792 at June 30, 2006 and December 31, 2005, respectively
Contributed surplus	59.1	36.3
Retained earnings	986.6	716.9

	2,436.6	2,132.5

	$5,627.4	$5,357.9

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Operations and Retained Earnings
(in millions of US dollars except per-share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Sales (Note 5)	$928.7	$1,057.3	$1,790.3	$1,978.7
Less: Freight	62.3	67.4	117.2	134.6
Transportation and distribution	35.8	32.1	67.0	61.0
Cost of goods sold	577.2	613.0	1,149.2	1,179.8

Gross Margin	253.4	344.8	456.9	603.3

Selling and administrative	47.9	54.9	78.7	84.2
Provincial mining and other taxes	14.5	44.2	28.7	82.6
Foreign exchange loss (gain)	16.3	(6.1)	13.9	(12.0)
Other income (Note 8)	(20.0)	(13.9)	(51.2)	(33.9)

	58.7	79.1	70.1	120.9

Operating Income	194.7	265.7	386.8	482.4
Interest Expense	20.7	20.6	43.9	41.3

Income Before Income Taxes	174.0	245.1	342.9	441.1
Income Taxes (Note 3)	(1.1)	80.9	42.3	145.6

Net Income	$175.1	$164.2	300.6	295.5

Retained Earnings, Beginning of Period			716.9	701.5
Dividends			(30.9)	(33.5)

Retained Earnings, End of Period			$986.6	$963.5

Net Income Per Share (Note 4)
Basic	$1.69	$1.50	$2.90	$2.68
Diluted	$1.65	$1.46	$2.84	$2.61

Dividends Per Share	$0.15	$0.15	$0.30	$0.30

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Condensed Consolidated Statements of Cash Flow
(in millions of US dollars)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Operating Activities
Net income	$175.1	$164.2	$300.6	$295.5

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	60.4	62.4	119.2	122.0
Stock-based compensation	22.5	23.0	24.0	24.0
Loss on disposal of long-term assets	—	3.5	0.3	5.5
Foreign exchange on future income tax	12.3	(2.8)	12.1	(4.0)
(Recovery of) provision for future income tax	(27.8)	8.1	(13.9)	14.6
Undistributed earnings of equity investees	13.9	(1.3)	1.5	(14.4)
Other long-term liabilities	0.6	13.8	2.6	19.0

Subtotal of adjustments	81.9	106.7	145.8	166.7

Changes in non-cash operating working capital
Accounts receivable	(11.8)	35.5	51.5	(28.0)
Inventories	(10.4)	11.3	(1.5)	9.6
Prepaid expenses and other current assets	(6.7)	6.7	(33.7)	0.5
Accounts payable and accrued charges	(86.9)	23.9	(334.0)	25.7

Subtotal of changes in non-cash operating working capital	(115.8)	77.4	(317.7)	7.8

Cash provided by operating activities	141.2	348.3	128.7	470.0

Investing Activities
Additions to property, plant and equipment	(131.1)	(74.4)	(251.1)	(137.4)
Purchase of long-term investments	(3.7)	(93.5)	(130.0)	(93.5)
Proceeds from disposal of property, plant and equipment and long-term investments	0.2	0.9	2.2	10.5
Other assets and intangible assets	7.5	—	3.0	3.0

Cash used in investing activities	(127.1)	(167.0)	(375.9)	(217.4)

Cash before financing activities	14.1	181.3	(247.2)	252.6

Financing Activities
Repayment of long-term debt obligations	(0.4)	(0.4)	(0.7)	(0.6)
(Repayment of) proceeds from short-term debt obligations	(48.4)	(1.0)	304.3	(0.2)
Dividends	(15.2)	(16.7)	(30.5)	(33.2)
Repurchase of common shares	—	(235.1)	—	(317.4)
Issuance of common shares	6.9	16.2	9.9	63.2

Cash (used in) provided by financing activities	(57.1)	(237.0)	283.0	(288.2)

(Decrease) Increase in Cash and Cash Equivalents	(43.0)	(55.7)	35.8	(35.6)
Cash and Cash Equivalents, Beginning of Period	172.7	479.0	93.9	458.9

Cash and Cash Equivalents, End of Period	$129.7	$423.3	$129.7	$423.3

Supplemental cash flow disclosure
Interest paid	$33.8	$29.5	$50.1	$40.7
Income taxes paid	$82.5	$31.9	$224.5	$107.4

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
1.     Significant Accounting Policies
With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The accounting policies used in preparing these interim condensed consolidated financial statements are consistent with those used in the preparation of the 2005 annual consolidated financial statements, except as described below.
These interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the 2005 annual consolidated financial statements. In management’s opinion, the unaudited financial statements include all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
Implicit Variable Interests
In January 2006, the company adopted Emerging Issues Committee Abstract No. 157, “Implicit Variable Interests Under AcG-15” (“EIC-157”). This EIC addresses whether a company has an implicit variable interest in a variable interest entity (“VIE”) or potential VIE when specific conditions exist. An implicit variable interest acts the same as an explicit variable interest except that it involves the absorbing and/or receiving of variability indirectly from the entity (rather than directly). The identification of an implicit variable interest is a matter of judgment that depends on the relevant facts and circumstances. The implementation of EIC-157 did not have a material impact on the company’s consolidated financial statements.
Conditional Asset Retirement Obligations
In April 2006, the company adopted Emerging Issues Committee Abstract No. 159, “Conditional Asset Retirement Obligations” (“EIC-159”). This EIC clarifies the accounting treatment for a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Under this EIC, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The implementation of this EIC did not have a material impact on the company’s consolidated financial statements.
2.     Other Assets
In February 2006, the company acquired an additional 10.01-percent interest in the ordinary shares of Sinochem Hong Kong Holdings Limited (“Sinofert”) for cash consideration of $126.3. The purchase price was financed by short-term debt. The additional investment increased the company’s interest in Sinofert to 20 percent.
In April 2006, the company purchased an additional 220,100 shares of Arab Potash Company Ltd. (“APC”) for cash consideration of $3.7. The company’s ownership interest in APC remains at approximately 28 percent.

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
3.     Income Taxes
The company’s consolidated effective income tax rate for the three month period ended June 30, 2006 is approximately negative 1 percent (2005 — 33 percent) and for the six months ended June 30, 2006 is approximately 12 percent (2005 — 33 percent). The reduction in the consolidated effective income tax rates was due to the following:
•	During the quarter ended June 30, 2006, the company reduced its consolidated effective income tax rate from 33 percent to 30 percent for the 2006 year. The impact of this change on prior periods, as applicable, was reflected during the quarter. The change was primarily attributable to two factors. First, during the quarter ended June 30, 2006 the Province of Saskatchewan enacted changes to the corporation income tax. The corporate income tax rate will be reduced from 17 percent to 12 percent over the next three years, with a 3 percentage point reduction (to 14 percent) effective July 1, 2006 and further 1 percentage point reductions on July 1, 2007 and July 1, 2008. The impact of this change on the company’s future income tax liability was recognized during the second quarter of 2006. Second, during the three months ended June 30, 2006, the company revised its estimated allocation of annual income before income taxes by jurisdiction.
•	During the quarter ended June 30, 2006, the Government of Canada enacted changes to the federal corporation income tax and the corporate surtax. The federal corporate income tax rate will be reduced from 21 percent to 19 percent over the next four years, with a 0.5 percentage point reduction effective January 1, 2008 and January 1, 2009, and a further 1 percentage point reduction on January 1, 2010. The federal corporate surtax will be reduced from 1.12 percent to nil in 2008. The impact of this change on the company’s future income tax liability was recognized during the second quarter of 2006.

•	Income tax refunds totaling $15.8 were recorded relating to a recent Canadian appeals court decision (pertaining to a uranium producer) which affirmed the deductibility of the Saskatchewan capital tax resource surcharge. Refunds related to the 2002-2004 taxation years were recognized during the three months ended March 31, 2006 and a refund in connection with the 2001 taxation year was recognized during the three months ended June 30, 2006. The company also expects income tax refunds in connection with the 1999-2000 taxation years, and a further refund in respect of the 2001 taxation year. These refunds are currently under review and have not been reflected in these interim condensed consolidated financial statements.
4.     Net Income Per Share
Basic net income per share for the quarter is calculated on the weighted average shares issued and outstanding for the three months ended June 30, 2006 of 103,794,000 (2005 — 109,636,000). Basic net income per share for the year to date is calculated on the weighted average shares issued and outstanding for the six months ended June 30, 2006 of 103,718,000 (2005 — 110,365,000).
Diluted net income per share is calculated based on the weighted average number of shares issued and outstanding during the period. The denominator is: (i) increased by the total of the additional common shares that would have been issued assuming exercise of all stock options with exercise prices at or below the average market price for the period; and (ii) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. The weighted average number of shares outstanding for the diluted net income per share calculation for the three months ended June 30, 2006 was 105,920,000 (2005 — 112,436,000) and for the six months ended June 30, 2006 was 105,879,000 (2005 — 113,406,000).

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
5.     Segment Information
The company has three reportable business segments: potash, nitrogen and phosphate. These business segments are differentiated by the chemical nutrient contained in the product that each produces. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended June 30, 2006
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$296.4	$342.4	$289.9	$—	$928.7
Freight	32.8	9.1	20.4	—	62.3
Transportation and distribution	11.0	13.6	11.2	—	35.8
Net sales — third party	252.6	319.7	258.3	—
Cost of goods sold	119.8	228.0	229.4	—	577.2
Gross margin	132.8	91.7	28.9	—	253.4
Depreciation and amortization	15.0	19.0	22.9	3.5	60.4
Inter-segment sales	0.8	28.5	2.4	—	—

	Three Months Ended June 30, 2005
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$401.6	$364.4	$291.3	$—	$1,057.3
Freight	37.5	9.9	20.0	—	67.4
Transportation and distribution	9.5	13.8	8.8	—	32.1
Net sales — third party	354.6	340.7	262.5	—
Cost of goods sold	131.3	241.3	240.4	—	613.0
Gross margin	223.3	99.4	22.1	—	344.8
Depreciation and amortization	18.3	17.5	24.0	2.6	62.4
Inter-segment sales	2.4	28.7	4.7	—	—

	Six Months Ended June 30, 2006
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$522.2	$674.3	$593.8	$—	$1,790.3
Freight	57.8	18.7	40.7	—	117.2
Transportation and distribution	18.4	26.9	21.7	—	67.0
Net sales — third party	446.0	628.7	531.4	—
Cost of goods sold	222.4	457.6	469.2	—	1,149.2
Gross margin	223.6	171.1	62.2	—	456.9
Depreciation and amortization	26.8	38.3	47.2	6.9	119.2
Inter-segment sales	4.8	60.4	4.6	—	—

	Six Months Ended June 30, 2005
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$753.7	$669.2	$555.8	$—	$1,978.7
Freight	74.7	20.1	39.8	—	134.6
Transportation and distribution	18.6	25.5	16.9	—	61.0
Net sales — third party	660.4	623.6	499.1	—
Cost of goods sold	260.9	458.9	460.0	—	1,179.8
Gross margin	399.5	164.7	39.1	—	603.3
Depreciation and amortization	36.4	34.4	46.3	4.9	122.0
Inter-segment sales	4.4	48.5	8.9	—	—

Potash Corporation of Saskatchewan Inc.
Notes to the Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2006
(in millions of US dollars except share and per-share amounts)
(unaudited)
6.     Stock-Based Compensation
On May 4, 2006, the company’s shareholders approved the 2006 Performance Option Plan under which the company may, after February 27, 2006 and before January 1, 2007, issue options to acquire up to 1,400,000 common shares. Under the plan, the exercise price is the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of grant, and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of June 30, 2006, options to purchase a total of 894,900 common shares have been granted under the plan. The weighted average fair value of options granted was $38.53 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Expected dividend	$0.60
Expected volatility	30%
Risk-free interest rate	4.90%
Expected life of options	6.5 years
7.     Pension and Other Post-Retirement Expenses
Defined Benefit Pension Plans

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Service cost	$3.6	$3.4	$7.2	$7.0
Interest cost	8.4	7.8	16.8	15.6
Expected return on plan assets	(9.6)	(9.5)	(19.2)	(18.4)
Net amortization	2.8	1.3	5.7	3.0

Net expense	$5.2	$3.0	$10.5	$7.2

Other Post-Retirement Plans

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Service cost	$1.2	$1.4	$2.4	$2.8
Interest cost	3.1	3.3	6.1	6.6
Net amortization	(0.1)	0.4	(0.2)	0.8

Net expense	$4.2	$5.1	$8.3	$10.2

For the three months ended June 30, 2006, the company contributed $6.7 to its defined benefit pension plans, $2.9 to its defined contribution pension plans and $2.2 to its other post-retirement plans. Contributions for the six months ended June 30, 2006 were $13.5 to defined benefit pension plans, $8.9 to defined contribution pension plans and $4.3 to other post-retirement plans. Total 2006 contributions to these plans are not expected to differ significantly from the amounts previously disclosed in the consolidated financial statements for the year ended December 31, 2005.
8.     Other Income

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Share of earnings of equity investees	$16.0	$13.4	$28.4	$26.5
Dividend income	3.0	—	12.1	3.1
Other	1.0	0.5	10.7	4.3

	$20.0	$13.9	$51.2	$33.9

9.     Comparative Figures
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Potash Operating Data
Production (KCl Tonnes — thousands)	1,894	2,372	3,189	4,761
Shutdown weeks	16.7	9.0	48.4	9.0
Sales (tonnes — thousands)
North America	739	973	1,266	1,895
Offshore	951	1,427	1,683	2,828

	1,690	2,400	2,949	4,723

Potash Net Sales
(US $ millions)
Sales	$296.4	$401.6	$522.2	$753.7
Less: Freight	32.8	37.5	57.8	74.7
Transportation and distribution	11.0	9.5	18.4	18.6

Net Sales	$252.6	$354.6	$446.0	$660.4

North America	$129.2	$155.7	$221.1	$284.6
Offshore	122.0	196.0	219.2	368.8

Potash Subtotal	251.2	351.7	440.3	653.4
Miscellaneous products	1.4	2.9	5.7	7.0

	$252.6	$354.6	$446.0	$660.4

Potash Average Net Sales Price per MT
North America	$174.65	$159.98	$174.51	$150.19
Offshore	$128.24	$137.31	$130.27	$130.40

	$148.54	$146.54	$149.27	$138.34

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Nitrogen Operating Data
Production (N Tonnes — thousands)	622	674	1,181	1,312
Average Natural Gas Cost per MMBtu	$3.86	$4.02	$4.08	$3.87
Sales (tonnes — thousands)
Manufactured Product
Ammonia	442	482	806	888
Urea	328	331	609	690
Nitrogen solutions/Nitric acid/Ammonium nitrate	468	479	850	929

Manufactured Product	1,238	1,292	2,265	2,507
Purchased Product	15	103	69	196

	1,253	1,395	2,334	2,703

Fertilizer sales tonnes	415	545	737	1,008
Industrial/Feed sales tonnes	838	850	1,597	1,695

	1,253	1,395	2,334	2,703

Nitrogen Net Sales
(US $ millions)
Sales	$342.4	$364.4	$674.3	$669.2
Less: Freight	9.1	9.9	18.7	20.1
Transportation and distribution	13.6	13.8	26.9	25.5

Net Sales	$319.7	$340.7	$628.7	$623.6

Manufactured Product
Ammonia	$135.7	$139.6	$258.7	$238.5
Urea	87.4	92.4	168.8	182.8
Nitrogen solutions/Nitric acid/Ammonium nitrate	83.9	72.8	164.9	138.0
Miscellaneous	8.1	7.0	14.7	12.2

Manufactured Product	315.1	311.8	607.1	571.5
Purchased Product	4.6	28.9	21.6	52.1

	$319.7	$340.7	$628.7	$623.6

Fertilizer net sales	$105.9	$141.6	$194.0	$247.4
Industrial/Feed net sales	213.8	199.1	434.7	376.2

	$319.7	$340.7	$628.7	$623.6

Nitrogen Average Net Sales Price per MT
Ammonia	$307.27	$289.70	$321.02	$268.71
Urea	$266.34	$279.05	$277.16	$264.68
Nitrogen solutions/Nitric acid/Ammonium nitrate	$178.98	$152.17	$193.80	$148.58

Manufactured Product	$254.41	$241.39	$267.91	$227.96
Purchased Product	$312.29	$278.40	$315.86	$265.32

	$255.10	$244.14	$269.32	$230.68

Fertilizer average price per MT	$254.82	$259.76	$263.05	$245.57
Industrial/Feed average price per MT	$255.23	$234.12	$272.22	$221.82

	$255.10	$244.14	$269.32	$230.68

Potash Corporation of Saskatchewan Inc.
Selected Operating and Revenue Data
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Phosphate Operating Data
Production (P2O5 Tonnes — thousands)	471	506	984	1,008
P2O5 Operating Rate	83%	81%	87%	81%
Sales (tonnes — thousands)
Fertilizer — Liquid phosphates	185	171	445	421
Fertilizer — Solid phosphates	385	467	762	794
Feed	197	222	362	452
Industrial	156	176	329	331

	923	1,036	1,898	1,998

Phosphate Net Sales
(US $ millions)
Sales	$289.9	$291.3	$593.8	$555.8
Less: Freight	20.4	20.0	40.7	39.8
Transportation and distribution	11.2	8.8	21.7	16.9

Net Sales	$258.3	$262.5	$531.4	$499.1

Fertilizer — Liquid phosphates	$42.6	$40.4	$104.5	$93.0
Fertilizer — Solid phosphates	93.8	102.7	186.9	174.0
Feed	60.0	55.6	112.3	110.7
Industrial	58.7	60.0	121.9	114.7
Miscellaneous	3.2	3.8	5.8	6.7

	$258.3	$262.5	$531.4	$499.1

Phosphate Average Net Sales Price per MT
Fertilizer — Liquid phosphates	$230.34	$235.83	$234.89	$220.87
Fertilizer — Solid phosphates	$244.11	$219.91	$245.47	$219.08
Feed	$305.46	$250.13	$310.82	$244.59
Industrial	$376.46	$340.61	$369.92	$346.60

	$280.25	$253.23	$280.09	$249.69

Exchange Rate (Cdn$/US$)

	2006	2005

December 31		1.1659
June 30	1.1150	1.2256
Second-quarter average conversion rate	1.1369	1.2359

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
The following information is included for convenience only. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). EBITDA, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under either Canadian GAAP or US GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.
The company uses both GAAP and certain non-GAAP measures to assess performance. The company’s management believes these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. PotashCorp’s management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.
A.     EBITDA
Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Net income	$175.1	$164.2	$300.6	$295.5
Income taxes	(1.1)	80.9	42.3	145.6
Interest expense	20.7	20.6	43.9	41.3
Depreciation and amortization	60.4	62.4	119.2	122.0

EBITDA	$255.1	$328.1	$506.0	$604.4

EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. PotashCorp uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to GAAP, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

Potash Corporation of Saskatchewan Inc.
Selected Non-GAAP Financial Measures and Reconciliations
(in millions of US dollars)
(unaudited)
B.     CASH FLOW
Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with Canadian GAAP.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005

Cash flow prior to working capital changes [1]	$257.0	$270.9	$446.4	$462.2

Changes in non-cash operating working capital
Accounts receivable	(11.8)	35.5	51.5	(28.0)
Inventories	(10.4)	11.3	(1.5)	9.6
Prepaid expenses and other current assets	(6.7)	6.7	(33.7)	0.5
Accounts payable and accrued charges	(86.9)	23.9	(334.0)	25.7

Changes in non-cash operating working capital	(115.8)	77.4	(317.7)	7.8

Cash provided by operating activities	$141.2	$348.3	$128.7	$470.0

Free cash flow [2]	$133.4	$196.5	$198.3	$327.8
Additions to property, plant and equipment	131.1	74.4	251.1	137.4
Other assets and intangible assets	(7.5)	—	(3.0)	(3.0)
Changes in non-cash operating working capital	(115.8)	77.4	(317.7)	7.8

Cash provided by operating activities	$141.2	$348.3	$128.7	$470.0

1 The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.
2 The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of the company’s ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.
Certain of the prior periods’ figures have been reclassified to conform with the current periods’ presentation.